Exhibit 4.1

Summary of BSA Plans

Share warrants (bons de souscription d’actions), or BSAs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. In addition to any exercise price payable by a holder upon the exercise of any share warrant, share warrants need to be subscribed for at a price which is determined by the board of directors at the time of the grant.

Administration. Pursuant to delegations granted at our annual meeting, our board of directors determines the recipients, dates of grant and exercise price of share warrants, the number of share warrants to be granted and the terms and conditions of the share warrants, including their exercise period and their vesting period. In its discretion, the board of directors has the authority to extend the exercise period of share warrants post-termination.

Underlying shares. Each BSA 2017, each BSA 2018, each BSA 2019, each BSA 2019 bis, each BSA 2019 ter and each BSA 2021 gives the holder the right to purchase one (1) ordinary share.

Allocation. Our BSAs are generally granted to executive officers, directors, employees or consultants of our company. BSAs may be transferred.

Standard terms. The conditions to exercise our BSAs are as follows:

(a) The BSAs 2017 can be exercised in one or several occasions. In the event of a takeover bid or a public exchange offer accepted by the board of directors, each holder shall have thirty (30) days starting from acceptance of such offer to exercise all of their BSAs 2017 or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2017 that have not been exercised or sold during this period will be null and void (unless the board of directors gives a waiver before the end of such period).

(b) The BSAs 2018 can be exercised in one or several occasions. In the event of a takeover bid or a public exchange offer accepted by the board of directors, each holder shall have thirty (30) days starting from acceptance of such offer to exercise all of their BSAs 2018 or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2018 that have not been exercised or sold during this period will be null and void (unless the board of directors gives a waiver before the end of such period). Subject to the terms and conditions relating to the exercise of the BSAs 2018 mentioned in the BSA 2018 Allotment Plan, in case of the death of a holder, his heirs may only exercise the BSAs 2018 that vested in one single occasion within six (6) months from the death of such holder.

(c) The BSAs 2019 can be exercised in one or several occasions. The BSAs 2019 will be exercisable only if, on June 28, 2020, a consulting agreement is still in force and has not been the subject of a notice of termination between Mr. David Nikodem and/or Sapidus Consulting Group LLC on the one hand and the Company on the other hand.

In the event that the Company is the subject of a takeover bid or a public exchange offer accepted by the board of directors, each holder will have five (5) days starting from the opening of the public offering to exercise all of their BSAs 2019 or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2019 that have not been exercised or sold during this period will be null and void.

(d) The BSAs 2019 bis can be exercised in one or several occasions. The BSAs 2019 bis will be exercisable only if, on March 9, 2021, a consulting agreement is still in force and has not been the subject of a notice of termination between Mr. Jérémy Goldberg and/or JPG Healthcare LLC on the one hand and the Company on the other hand.

In the event that the Company is the subject of a takeover bid or a public exchange offer accepted by the board of directors, each holder will have five (5) days starting from the opening of the public offering to exercise all of their BSAs 2019 bis or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2019 bis that have not been exercised or sold during this period will be null and void.

(e) The BSAs 2019 ter can be exercised in one or several occasions. The BSAs 2019 ter will be exercisable only if, on June 28, 2020, a consulting agreement is still in force and has not been the subject of a notice of termination between Mr. David Nikodem and/or Sapidus Consulting Group LLC on the one hand and the Company on the other hand.

In the event that the Company is the subject of a takeover bid or a public exchange offer accepted by the board of directors, each holder will have five (5) days starting from the opening of the public offering to exercise all of their BSAs 2019 ter or to sell them to the initiator of the takeover bid or the public exchange offer, otherwise the BSAs 2019 ter that have not been exercised or sold during this period will be null and void.

(f) The BSAs 2021 are exercisable as follows:

(i)  50% of the BSA 2021 are exercisable subject to a condition of presence; and

(ii) 50% of the BSA 2021 are exercisable subject to (i) a condition of presence and (ii) the satisfaction of certain performance conditions.

On June 16, 2021, 20,000 BSAs 2021 granted to Mr. David Nikodem were vested. The subscription price of the 30,000 BSAs 2021 granted to ISLS Consulting was not paid and such BSAs are therefore null and void.

Vesting period. The vesting period of our BSAs is defined as follows:

The vesting for the BSAs 2017 occurs for one-third on May 29, 2018, one-third on May 29, 2019 and the balance on May 29, 2020.

The vesting for the BSAs 2018 occurs as follow:

(i) regarding the BSAs 2018 granted to Mr. David Nikodem: one-third on September 1, 2019, one-third on September 1, 2020 and the balance on September 1, 2021;

(ii) regarding the BSAs 2018 granted to JPG Healthcare LLC: on November 8, 2019; and

(iii) regarding the BSAs 2018 granted to ISLS Consulting, one-third on December 14, 2019, one-third on December 14, 2020 and the balance on December 14, 2021, provided that, (a) in each case, the vesting of the BSAs 2018 will be null and void if the respective service agreement between the Company and the recipient (or the company that he represents) is terminated before the end of the first vesting period or in the case of the death of the recipient and (b) regarding the BSAs 2018 granted to Mr. Nikodem, (x) if such termination occurs after September 1, 2019 at the Company’s initiative and without any breach of the provisions of the agreement by Sapidus (the company represented by the recipient), the vesting of the outstanding BSAs 2018 will amount to 1,000 BSAs 2018 per full month of execution of the aforementioned agreement since the last vesting period and (y) if such termination occurs after September 1, 2019 at Sapidus’ initiative, no vesting will occur between such date and the date on which the termination of the agreement is effective.

Notwithstanding the foregoing, in the event of a takeover bid or a public exchange offer accepted by the board of directors, the vesting of all the BSAs 2018 will occur immediately.

The vesting for the BSAs 2019 occurred immediately on the subscription date.

The vesting for the BSAs 2019 bis occurred immediately on the subscription date.

The vesting for the BSAs 2019 ter occurred immediately on the subscription date.

The BSAs 2021 will vest on the date the board of directors will vote on the financial statements for the fiscal year ending on December 31, 2023.

Final date for exercising share warrants. The BSAs will expire (i) on May 29, 2027 for the BSAs 2017, (ii) on December 14, 2028 for the BSAs 2018, (iii) on June 28, 2029 for the BSAs 2019, (iv) on March 9, 2030 for BSAs 2019 bis and BSAs 2019 ter and (v) on the Board of Directors meeting voting on the financial statements for the fiscal year ending on December 31, 2023, for the BSAs 2021.